Exhibit 24(b)(8.194)

FOURTH AMENDMENT

TO SERVICES AGREEMENT

This amendment (“Amendment”) is made effective as of the September 21, 2015 by and between Voya Retirement Insurance and Annuity Company (formerly ING Life Insurance and Annuity Company) (“Voya Retirement”), Voya Institutional Plan Services, LLC (formerly ING Institutional Plan Services, LLC (“Voya Institutional”), Voya Financial Partners, LLC (formerly ING Financial Advisers, LLC) (“Voya Financial”) (collectively “Voya”), T. Rowe Price Services, Inc. (the “T. Rowe Price”), and T. Rowe Price Investment Services, Inc. (the “Distributor”).

WHEREAS, the parties or their predecessors entered into a Services Agreement effective December 1, 1998, as amended (the “Agreement”);

WHEREAS, the parties now desire to amend the Agreement to provide for Voya to offer the T. Rowe Price Funds-I Class (“I Class”)  to the Plans and update certain sections;

WHEREAS, any defined term(s) in this Amendment shall have the same meaning as set forth in the Agreement.

NOW THEREFORE, pursuant to Section 13 of the Agreement, the parties hereby amend the Agreement in the following form:

  The following references in the Agreement shall be updated as follows:

ING Life now known as “Voya Retirement”.

ING Institutional now known as “Voya Institutional”.

ING Financial now known as “Voya Financial”.

All of the above are collectively now known as “Voya”.

  The Schedule A of the Agreement is deleted in its entirety and is replaced with the attached Schedule A.

  Except as modified herby, all other terms and conditions of the Agreement shall remain in full force and effect.

IN WITNESS WHEREOF, the parties hereto have agreed to the Amendment as of the date first above written.

VOYA RETIREMENT INSURANCE                  T. ROWE PRICE SERVICES, INC.

AND ANNUITY COMPANY

By:  /s/ Michelle Sheiowitz                                         By:  /s/ Laura Chasney

Name:    Michelle Sheiowitz                                       Name:  Laura Chasney

Title:    Vice President                                                 Title:    Vice President

Date:   Oct 21, 2015                                                   Date:  10/25/15

VOYA INSTITUTIONAL PLAN                          T. ROWE PRICE INVESTMENT

SERVICES, LLC                                                     SERVICES, INC.

By:  /s/ Michelle Sheiowitz                                         By:  /s/ Laura Chasney

Name:    Michelle Sheiowitz                                       Name:  Laura Chasney

Title:    Vice President                                                 Title:    Vice President

Date:   Oct 21, 2015                                                   Date:  10/25/15

VOYA FINANCIAL PARTNERS, LLC

By:  /s/ Michelle Sheiowitz

Name:    Michelle Sheiowitz

Title:    Vice President

Date:   Oct 21, 2015

SCHEDULE A

List of Available Funds

All Advisor Class shares of T. Rowe Price Funds – as mutually agreed upon by the parties

All Retail Class shares of  T. Rowe Price Funds – as mutually agreed upon by the parties

All R Class shares of T. Rowe Price Funds – as mutually agreed upon by the parties

All I Class shares of T. Rowe Price Funds – as mutually agreed upon by the parties

Fees to Voya Financial for Advisor Class, Retail Class, and R Class Shares

1.                     Payment of Fees.

All payments with respect to items 2 and 3 below will be made payable to Voya Financial with the understanding that the administrative services fee will be distributed by Voya Financial to Voya Retirement or Voya Institutional and the 12b-1 fee will be retained by Voya Financial.  Each payment will be accompanied by supporting data to allow Voya Financial to calculate the amount to be applied to Voya Retirement or Voya Institutional for the administrative services fee and retained by Voya Financial for the 12b-1 fee.

2.                     Administrative Service Fees.

A.   In consideration of T. Rowe Price on behalf of the Funds paying Voya Financial an administrative fee payment pursuant to the Administrative Fee Program instituted by the Funds, Voya Retirement and Voya Institutional agree to provide, and incur all expenses incident to providing, administrative services with respect to investment in the Funds by Participants.  The parties to this Agreement recognize and agree that each Fund’s payment for administrative services does not constitute payment in any manner for investment advisory services or for costs of distribution of the Fund’s shares.  It is anticipated that such services will include but shall not be limited to:

(1) Transmission of net purchase and redemption orders to T. Rowe Price;

(2)     Recordkeeping of separate records for each Participant reflecting shares purchased and redeemed and share balances;

(3)     Mailing of Participants confirmations and periodic statements;

(4)     Telephonic support to respond to questions regarding services described in 1. through 3. above;

(5)     Provision of other administrative services as shall be mutually agreed upon from time to time by the parties; and

(6)     Voya Retirement and Voya Institutional agree to promptly notify T. Rowe Price if it ceases to perform any of the administrative services described in this Schedule A.

B.    Administrative Services to Plans and participants shall be the responsibility of Voya Retirement, Voya Institutional, Voya Financial or the Nominee and shall not be the responsibility of the Fund, T, Rowe Price or the Distributor.  The Nominee will be recognized as the sole shareholder of Fund shares issued under the Services Agreement, and that substantial savings will be derived in administrative expenses, such as significant reductions in postage expense and shareholder communications, by virtue of having a sole shareholder for each of the Accounts rather than multiple shareholders.  In consideration of the administrative savings resulting from such arrangement, T. Rowe Price agrees to pay to Voya Financial a servicing fee based on the annual rate of ____% of the average net assets invested in Advisor

Class, Retail Class, and R Class shares of the Funds through Voya Retirement’s and Voya Institutional’s arrangements with Plans in each calendar month.  Voya Financial shall distribute such payments in accordance with paragraph 1 above.  T. Rowe Price will make such payments within thirty (30) days after the end of each calendar month.  To calculate this payment, the Plans’ aggregate investment in the Funds (net asset value per share of each Fund multiplied by total number of shares held by Plans in each Fund) will be calculated for each calendar day during the entire month, and divided by the total number of calendar days during such month. Each payment will be accompanied by a statement showing the data necessary for the calculation of the fee for the month and such other supporting data as may be reasonably requested by Voya Retirement or Voya Institutional. The Funds reserve the right to decrease the payment made by any Fund with 30 days written notice to Voya Retirement and Voya Institutional. The obligations of each Fund are several and not joint; no Fund is responsible for the fee of any other Fund.

3.         12b-1 Fees.

A.   In consideration of the Distributor paying Voya Financial a fee pursuant to the Fund’s plan pursuant to Rule 12b-1 of the 1940 Act, Voya Financial agrees to provide, and incur all expenses incident to providing, services which include any activities primarily intended to result in the sale of shares of one or more Funds including but not limited to:

(1)     distribution of prospectuses, SAI and shareholder reports for the Funds for other than existing shareholders of such Funds;

(2)     the preparation and distribution of sales literature and advertising materials for the Funds;

(3)     provision to each Participant of access to one or more of Voya Financial’s representatives who will provide personal service and attention with respect to the foregoing; and

(4)     provision of information to Participants regarding the Funds supplied to Voya Financial by T. Rowe Price or a Fund;

(5)     telephonic support to respond to questions about the Funds; and

(6)     other distribution services as mutually agreed upon by both parties.

      B.  Advisor Class Shares Only –

In accordance with the Fund’s plan pursuant to Rule 12b-1 under the Investment Company Act of 1940, the Distributor will make payments to Voya Financial at an annual rate of ___ % (___% monthly), for the personal services described in 3.A. above, of the average net assets invested in the Funds through the Plans in each calendar month.

      C.   R Class Shares Only -

In accordance with the Fund’s plan pursuant to Rule 12b-1 under the Investment Company Act of 1940, the Distributor will make payments to Voya Financial at an annual rate of ___% (of which no more than ___% per annum will be deemed as payment for personal services) of the average net assets invested in the Funds through the Plans in each calendar month.

D.  The Distributor shall compute the payments for each month.  To calculate the payment, the Plan’s aggregate investment in the Funds (net asset value per shares of each Fund multiplied by the total number of shares held by the Plans in each Fund) will be calculated for each calendar day during the entire month, and divided by the total number of calendar days during such month. Voya Financial acknowledges that the Distributor shall not be responsible for the payment of the 12b-1 fee unless and until the Distributor has received such fee from the applicable Fund, and Voya Financial agrees to waive payment of such fee unless and until the Distributor has received payment from the applicable Fund.

4.   Each payment will be accompanied by a statement showing the calculation of the fee payable to Voya Financial for the month and such other supporting data as may be reasonably requested by Voya Financial.

5.   Voya Financial agrees to review the payments described in this Schedule and calculated each month by T. Rowe Price or the Distributor and notify T. Rowe Price within three (3) months after the applicable payment period, including the non-receipt of payment, if Voya Financial believes there are any discrepancies between its records and the payment.  T. Rowe Price/Distributor shall not issue backpayments except in the event Voya Financial provides such discrepancy notification.